Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of October 7, 2010, between UIL Holdings Corporation, a Connecticut corporation (the “Company”), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”).
RECITALS
     WHEREAS, in accordance with Sections 2.01, 2.03 and 9.01(e) of the Senior Indenture, dated as of October 7, 2010, between the Company and the Trustee (the “Indenture”), this Supplemental Indenture is being entered into in order to establish the form and terms of a new series of securities;
     NOW, THEREFORE:
     In consideration of the premises and the purchases of the Notes (as defined below) by the holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:
ARTICLE I
DEFINITIONS
     All capitalized terms used herein without definition shall have the meanings specified in the Indenture. For all purposes of this Supplemental Indenture, the terms defined in this Article I have the meanings set forth below:
     “Attributable Debt” means, as to any particular lease relating to a Sale and Leaseback Transaction, the total amount of rent (discounted semiannually from the respective due dates thereof at the interest rate implicit in such lease) required to be paid by the lessee under such lease during the remaining term thereof. The amount of rent required to be paid under any such lease for any such period shall be (a) the total amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges plus (b) without duplication, any guaranteed residual value in respect of such lease to the extent such guarantee would be included in indebtedness in accordance with GAAP.
     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

     “Capitalized Lease Obligations” means, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.
     “Connecticut Gas Companies” means The Southern Connecticut Gas Company and Connecticut Natural Gas Corporation.
     “Consolidated Capitalization” means, at any date, the sum of (a) Consolidated Indebtedness plus (b) shareholders’ equity of all classes of stock (except mandatorily redeemable Preferred Stock) of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Indebtedness” means, at any date, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including without limitation obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
     (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
     In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Indebtedness” with respect to any Person means, at any time, without duplication:
     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business and not overdue but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) its Capitalized Lease Obligations;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
     (f) Swaps of such Person not entered into for the purpose of hedging in the ordinary course of business; and
     (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) above.
     Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
     “Priority Debt” means, at any date, the sum (without duplication) of (a) the aggregate unpaid principal amount of Indebtedness (including Capitalized Lease Obligations) of the Company and its Subsidiaries secured by Liens (other than Liens permitted by clauses (i) through (vi) of Section 2.09(a)) plus (b) the aggregate Attributable Debt in connection with all Sale and Leaseback Transactions of the Company and its Subsidiaries entered into after the date hereof, in accordance with the provisions of Section 2.09(b)(iii), plus (c) the aggregate unpaid principal amount of Indebtedness of all Subsidiaries of the Company (other than Indebtedness permitted by clauses (i) through (vi) of Section 2.09(a)).
     “Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P.Morgan Securities LLC and Morgan Stanley & Co. Incorporated and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company (and provided to the Trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.
     “Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes with accrued and unpaid interest from their original issue date to but excluding September 26, 2011.
     “Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Supplemental Indenture, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date but not less than zero.
ARTICLE II
THE NOTES
     Section 2.01. Issuance of Notes. There shall be a series of debt securities designated “4.625% Notes due 2020” (the “Notes”). The Notes shall be limited to $450,000,000 aggregate principal amount except as provided in Section 2.10 hereof.
     Section 2.02. Principal Payment. Except as otherwise provided in Sections 2.06 and 2.07 hereof, the principal amount of the Notes shall be payable on the stated maturity date of October 1, 2020.
     Section 2.03. Interest Rates and Payment Dates. The Notes shall be dated their date of authentication as provided in the Indenture and shall bear interest from their date at the rate of 4.625% per annum, payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2011. The record dates with respect to such April 1 and October 1 interest payment dates shall be March 15 and September 15 (whether or not a Business Day), respectively. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
     Section 2.04. Payment Dates Generally. If any interest payment date, date of redemption or the maturity date of any of the Notes is not a Business Day, then payment of principal and interest shall be made on the next succeeding Business Day. No interest shall accrue on the amount so payable for the period from that interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.
     Section 2.05. Currency. Payment of principal and interest on the Notes shall be made in U.S. Dollars.

     Section 2.06. Special Mandatory Redemption. If, for any reason, the Company has not completed the acquisition of the Connecticut Gas Companies on or prior to August 25, 2011, the Company shall redeem all of the Notes on September 26, 2011 at the Special Mandatory Redemption Price. The Company shall notify the Trustee in writing in the event the acquisition is completed. If such redemption occurs, the Company shall mail notice of such redemption promptly after August 25, 2011 to the Trustee and to each Holder of the Notes at its registered address in accordance with Section 3.02 of the Indenture.
     Section 2.07. Optional Redemption. The Company may, at its option, at any time and from time to time redeem all or any portion of the Notes, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Notes to be redeemed in accordance with Section 3.02 of the Indenture, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment shall be reduced by the amount of interest accrued thereon to such redemption date), discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points. The Trustee shall have no obligation to calculate the redemption price of any Notes to be redeemed pursuant to this Supplemental Indenture.
     Section 2.08. Sinking Fund. The Notes shall not be subject to any sinking fund.
     Section 2.09. Covenants. In addition to the covenants set forth in the Indenture, the Company covenants that so long as any of the Notes are outstanding:
     (a) The Company shall not and shall not permit any of its Subsidiaries to create, assume, incur or suffer to exist any Lien upon or with respect to any property or assets, whether now owned or hereafter acquired, without making effective provision whereby the Notes shall be secured by such Lien equally and ratably with or prior to any and all Indebtedness and other obligations to be secured thereby, provided that nothing in this Section 2.09(a) shall prohibit:
     (i) Liens in respect of property of the Company or any of its Subsidiaries existing on the date hereof;

     (ii) Liens in respect of property acquired or constructed by the Company or any of its Subsidiaries after the date hereof, which are created at the time of or within 120 days after acquisition or completion of construction of such property to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case (A) no such Lien shall extend to or cover any other property of the Company or such Subsidiary, as the case may be, and (B) the aggregate principal amount of Indebtedness secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;
     (iii) Liens in respect of property acquired by the Company or any of its Subsidiaries after the date hereof, existing on such property at the time of acquisition thereof (and not created in anticipation thereof), or in the case of any Person that after the date hereof becomes a Subsidiary of the Company or is consolidated with or merged with or into the Company or a Subsidiary of the Company or sells, leases or otherwise disposes of all or substantially all of its property to the Company or any of its Subsidiaries, Liens existing at the time such Person becomes a Subsidiary of the Company or is so consolidated or merged or effects such sale, lease or other disposition of property (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other property of the Company or such Subsidiary, as the case may be;
     (iv) Liens securing Indebtedness owed by a Subsidiary of the Company to the Company or any of its Subsidiaries;
     (v) extensions, renewals or replacements of any Liens permitted above (including successive extensions, renewals and replacements), provided in each case that the principal amount of Indebtedness (or the maximum commitment therefor) secured by any such Lien is not increased and such Lien does not extend to or cover any property other than the property covered by such Lien on the date of such extension, renewal or replacement;
     (vi) Liens (A) for taxes or assessments or other governmental charges or levies, either not yet delinquent, or which are being contested in good faith by appropriate proceedings provided that the Company has established adequate reserves therefor in accordance with GAAP, (B) created by or resulting from litigation or legal proceedings which are currently being contested in good faith by appropriate proceedings and (C) incidental to the normal conduct of the business of the Company or any of its Subsidiaries or the ownership of its property which are not incurred in connection with the incurrence of Indebtedness and which do not in the aggregate materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purposes of such business; or
     (vii) Liens which would otherwise not be permitted by clauses (i) through (vi) above, securing additional Indebtedness of the Company or any of its Subsidiaries, provided that Priority Debt does not exceed 10% of Consolidated Capitalization.
     (b) The Company shall not and shall not permit any of its Subsidiaries to enter into any arrangement, directly or indirectly, with any Person whereby the Company or such Subsidiary shall sell, lease or transfer any asset, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such asset or any part thereof or any other asset that the Company or such Subsidiary, as the case may be, intends to use for substantially the same purposes as the asset being sold, leased or transferred (any such sale, lease or transfer and rent or lease, a “Sale and Leaseback Transaction”), unless:
     (i) such Sale and Leaseback Transaction involves an asset upon which a Lien would at the time be permitted by Section 2.09(a)(ii) without equally and ratably securing the Notes or such Sale and Leaseback Transaction is between the Company and any of its Subsidiaries as lessee and involves an asset subject to a Lien permitted by Section 2.09(a)(iv);
     (ii) such lease is for a period not exceeding one year, at the expiration of which it is intended that the use of such asset by the lessee will be discontinued; or
     (iii) Priority Debt (which includes the Attributable Debt resulting from such Sale and Leaseback Transaction) does not exceed 10% of Consolidated Capitalization.
     Section 2.10. Additional Notes. The Notes may be reopened and additional Notes may be issued in excess of the limitation set forth in Section 2.01, provided that such additional Notes shall contain the same terms (including the maturity date and interest payment terms) as the other Notes. Any such additional Notes, together with the other Notes, shall constitute a single series of Securities for purposes of the Indenture and this Supplemental Indenture.
     Section 2.11. Denomination and Form of Notes. The Notes shall be fully registered, without coupons, and issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof. Except as provided in Section 2.07 of the

Indenture, the Notes shall be issuable only as Global Securities representing the entire aggregate principal amount of the Notes and shall be substantially in the form attached as Exhibit A hereto.
     Section 2.12 Initial Depositary. The initial Depositary for the Notes shall be The Depository Trust Company.
     Section 2.13 Additional Amounts. No additional amounts contemplated in Section 2.03(m) of the Indenture shall be payable in respect of the Notes.
ARTICLE III
MISCELLANEOUS
     Section 3.01. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture and the Notes.
     Section 3.02. Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
     Section 3.03. Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     Section 3.04. Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3.05 Effect of Supplemental Indenture. This Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The provisions of this Supplemental Indenture are intended to apply solely to the Notes and the Holders thereof and shall not apply to any future issuance of Securities by the Company and all references to provisions of the Indenture herein amended and restated or otherwise modified shall have effect solely with respect to the Notes contemplated in this Supplemental Indenture.

     Section 3.06 No Responsibility of the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture.

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

UIL HOLDINGS CORPORATION, as the Company
By:	/s/ Richard J. Nicholas
	Name:	Richard J. Nicholas
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as the Trustee
By:	/s/ Lici Zhu
	Name:	Lici Zhu
	Title:	Senior Associate

EXHIBIT A
Form of Notes

(FACE OF SECURITY)
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITARY”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER NAME REQUESTED BY THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
4.625% Notes due 2020
UIL HOLDINGS CORPORATION

Issue Date: October 7, 2010	Maturity Date: October 1, 2020

Principal Amount: $450,000,000	CUSIP No.: 902748 AA0

Registered: R-1	ISIN No.: US902748AA02
     UIL Holdings Corporation, a Connecticut corporation (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Four Hundred Fifty Million and no/100 Dollars ($450,000,000.00) on October 1, 2020, and to pay interest thereon from the Issue Date or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually on April 1 and October 1 in each year, commencing April 1, 2011, until and including the Maturity Date (each, an “Interest Payment Date”), at the rate of 4.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the record date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”). Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such special record date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Payment of the principal of (and premium, if any) and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the maturity of the principal hereof; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that, if this Security is a Global Security, payment may be made pursuant to the applicable procedures of the Depositary as permitted in said Indenture.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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     IN WITNESS WHEREOF, the Company has caused this instrument to be executed on its behalf by its duly authorized officer.
Dated: October 7, 2010

UIL HOLDINGS CORPORATION
By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.
Dated: October 7, 2010

THE BANK OF NEW YORK MELLON, as Trustee
By:
Name:
Title:

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(REVERSE OF SECURITY)
4.625% Notes due 2020
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 7, 2010 (the “Base Indenture”), as supplemented by the first supplemental indenture thereto dated as of October 7, 2010 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited initially in aggregate principal amount to $450,000,000.00.
     If, for any reason, the Company has not completed the acquisition of the Connecticut Gas Companies on or prior to August 25, 2011, the Company shall redeem all of the Securities on September 26, 2011 at the Special Mandatory Redemption Price. The Company shall notify the Trustee in writing in the event the acquisition is completed. If such redemption occurs, the Company shall mail notice of such redemption promptly after August 25, 2011 to the Trustee and to each Holder of the Securities at its registered address in accordance with Section 3.02 of the Base Indenture.
     In connection with such special mandatory redemption, the following defined terms apply:
     “Connecticut Gas Companies” means The Southern Connecticut Gas Company and Connecticut Natural Gas Corporation.
     “Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Securities with accrued and unpaid interest from their Issue Date to but excluding September 26, 2011.
     The Company may, at its option, at any time and from time to time redeem all or any portion of the Securities, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Securities to be redeemed in accordance with Section 3.02 of the Base Indenture, at a redemption price equal to the greater of (a) 100% of the principal amount of the Securities to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment shall be reduced by the amount of interest accrued thereon to such redemption date), discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points.
     In connection with such optional redemption, the following defined terms apply:

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     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.
     “Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P.Morgan Securities LLC and Morgan Stanley & Co. Incorporated and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company (and provided to the Trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date but not less than zero.
     If less than all the Securities are to be redeemed, the Trustee shall select, pro rata, by lot or in such manner as it shall deem appropriate and fair, Securities to be redeemed in whole or in part.
     The notice of redemption to each such Holder shall specify the principal amount of each Security held by such Holder to be redeemed, the CUSIP numbers of the Securities to be redeemed, the date fixed for redemption, the redemption price, or if not then ascertainable, the manner of calculation thereof, the place or places of payment, that payment will be made upon

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presentation and surrender of such Securities, that interest accrued to the date fixed for redemption will be paid as specified in such notice and that on and after said date interest thereon or on the portions thereof to be redeemed will cease to accrue. In case any Security is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that on and after the date fixed for redemption, upon surrender of such Security, a new Security or Securities of such series and tenor in principal amount equal to the unredeemed portion thereof will be issued.
     In case any Security is to be redeemed in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holders hereof upon the cancellation hereof.
     The Trustee shall have no obligation to calculate the redemption price in connection with any redemption of all or any portion of the Securities.
     So long as any of the Securities are outstanding, the Company shall be bound to the covenants set forth in the Indenture applicable to the Securities.
     The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
     The Securities shall not be subject to any sinking fund.
     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of all series to be affected (considered together as one class for this purpose). Any consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of at least 25% in aggregate principal amount of outstanding Securities of all such series affected shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, such Holder or Holders have offered the Trustee indemnity satisfactory to it against any costs, liabilities or

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expenses to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Securities of all such affected series a direction that is inconsistent with such written request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office of the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount shall be issued to the designated transferee or transferees.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered upon the Security Register for such series as the absolute owner hereof (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing thereon) for all purposes; and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.
     The Securities of this series are issued in fully registered form, without coupons, and issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.
     This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 2.07 of the Base Indenture on transfers and exchanges of Global Securities.
     The laws of the State of New York shall govern this Security and the Indenture.
     All terms used in this Security that are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

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